Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2014 YEAR END AND

FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, March 4, 2015 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and the fourth quarter ended December 31, 2014.

The Company reported a net loss of $23,391,000 or $0.37 per share, for the year ended December 31, 2014, compared with a net loss of $24,600,000 or $0.39 per share, for the year ended December 31, 2013. For the quarter ended December 31, 2014, the Company reported a net loss of $3,512,000 or $0.06 per share, compared with net loss of $5,956,000 or $0.10 per share, for the quarter ended December 31, 2013.

At December 31, 2014, the Company had a total of approximately $61,266,000 in cash and marketable securities.

Operational Milestones

Tivantinib (ARQ 197)

•	Acceleration of the expected timeline to completion of patient accrual in the Phase 3 METIV-HCC trial in hepatocellular carcinoma to the end of 2015 based on timely recruitment of patients at more than 100 clinical sites worldwide during 2014;
•	Initiation of the Phase 3 JET-HCC trial in Japan by Kyowa Hakko Kirin, the Company’s partner in Asian territories;
•	Positive results from a randomized, double-blind, placebo-controlled Phase 2 trial with tivantinib as a single agent in prostate cancer, sponsored by the National Institutes of Health (NIH);
•	Seven presentations of tivantinib across multiple diseases and therapeutic combinations at the 2014 ASCO Annual Meeting.

Pipeline

•	Expansion of Phase 1a clinical testing with ARQ 092, ARQ 087 and ARQ 761 into tumor-enriched and biomarker-defined Phase 1b testing;
•	Signing of an agreement with the NIH to initiate the clinical development of ARQ 092 in Proteus Syndrome, the first non-oncology rare disease indication to be pursued with this compound;
•	Presentation of pre-clinical data with ARQ 092 at the American Society of Human Genetics by researchers from the NIH demonstrating rapid shutdown of AKT signaling and a reduction in the viability of Proteus Syndrome cells treated with ARQ 092;
•	Eight presentations of clinical and pre-clinical data on ARQ 092, ARQ 087 and ARQ 761 at the 26th EORTC-NCI-AACR Symposium.

Plans for 2015

“During 2015, we plan to advance the clinical development of our product candidates principally in the following ways,” said Paolo Pucci, chief executive officer of ArQule.

Tivantinib

“Our objectives with tivantinib include:

•	complete patient accrual in the pivotal Phase 3 METIV-HCC trial, defined as the process of screening and identifying patients for subsequent randomization into the treatment arms of the trial;
•	support the efforts of Kyowa Hakko Kirin toward their enrollment of Japanese patients in their Phase 3 JET-HCC trial;

Proprietary Pipeline

“With ARQ 087, ARQ 092 and ARQ 761, we plan to:

•	complete patient enrollment in the Phase 1b trial with ARQ 087, which includes patients with cholangiocarcinoma and adrenocortical tumors, as well as those with FGFR translocations, amplification and mutations;
•	complete patient enrollment in the Phase 1b trial with ARQ 092, which includes patients with endometrial cancer, lymphoma and other tumor types harboring either AKT or PI3K mutations;
•	collaborate with the National Human Genome Research Institute to dose the first patient in a Phase 1 clinical trial investigating ARQ 092 as a potential treatment for Proteus Syndrome, a rare genetic disorder with no approved therapy, by the end of the second quarter;
•	support Phase 1b/2 testing with ARQ 761 under an academic collaboration with an independent investigator in patients selected for tumors with high levels of the biomarker NQ01.

Finances

“At the end of 2014, ArQule had $61.3 million in cash and marketable securities,” said Mr. Pucci. “We expect to complete 2015 with approximately $32 to $35 million, and we believe that these available financial resources will be sufficient to finance our working capital requirements into 2017.”

Revenues and Expenses

Revenues for the year ended December 31, 2014 were $11,254,000 compared with revenues of $15,914,000 for the year ended December 31, 2013. For the quarter ended December 31, 2014, revenues were $3,015,000, compared with revenues of $2,275,000 for the quarter ended December 31, 2013.

The $4.6 million revenue decrease in 2014 was primarily due to revenue decreases of $2.2 million from our Daiichi Sankyo tivantinib program due to a change in the estimated development period, $1.2 million from our Daiichi Sankyo ARQ 092 agreement that ended in June 2013 and $1.7 million of other revenue from a one-time research project that was completed in 2013. These decreases were partially offset by lower contra-revenue of $0.5 million.

Fiscal 2014 research and development expenses were $22,271,000, compared with $27,555,000 for fiscal 2013. Fourth quarter 2014 research and development expenses were $4,290,000, compared with $5,337,000 for the fourth quarter 2013.

The $5.3 million decrease in research and development expense in 2014 was primarily due to lower labor related costs of $4.2 million from July 2013 and August 2014 restructurings and reduced lab expenses of $1.0 million. Other cost reductions in 2014 of $0.9 million were partially offset by a $0.8 million increase in outsourced clinical and product development costs. The decrease in research and development expense in the fourth quarter of 2014 was primarily due to lower labor related and other cost reductions resulting from our August 2014 restructuring.

General and administrative expenses for fiscal 2014 were $12,154,000, compared to $12,836,000 for fiscal 2013. Fourth quarter 2014 general and administrative costs were $2,836,000, compared with $3,125,000 for the fourth quarter 2013. The decrease in general and administrative expense in 2014 was primarily due to lower labor related costs from restructurings taking place in July 2013 and August 2014. The decrease in general and administrative expense in the fourth quarter of 2014 was primarily due to lower professional fees.

2015 Financial Guidance

For 2015, ArQule expects net use of cash to range between $26 and $29 million. Revenues are expected to range between $8 and $10 million. Net loss is expected to range between $18 and $21 million, and net loss per share to range between $(0.29) and $(0.33) for the year. ArQule expects to end 2015 with between $32 and $35 million in cash and marketable securities.

Conference Call and Webcast

ArQule will hold a conference call today at 9:00 a.m. Eastern Time.

Date:	Wednesday, March 4, 2015
Time:	9:00 a.m., Eastern Time
Conference Call Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	http://investors.arqule.com/index.cfm

A replay of the conference call will be available beginning two hours after the completion of the call until March 6, 2015 and can be accessed by dialing toll-free (855) 859-2056 or (800) 585-8367 and outside the U.S. (404) 537-3406. The confirmation code for replayed calls is 77152507.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family; and ARQ 761, a Beta lapachone analog being evaluated as a promoter of NQ01-mediated programmed cancer cell necrosis. ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

This press release contains forward-looking statements regarding the Company’s clinical trials and planned clinical trials with tivantinib (ARQ 197), ARQ 092, ARQ 087 and ARQ 761, as well as its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092, ARQ 087 and ARQ 761 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, including with the National Institutes of Health (NIH), during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners and collaborators, including the NIH, to fail to initiate or to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc., our development partner for tivantinib, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. There is a risk that these issues may not be successfully resolved. In addition, we and our partners are utilizing a companion diagnostic to identify MET-high patients in the METIV-HCC and JET-HCC trials, and we expect to utilize diagnostic tools in our biomarker-guided clinical trials with ARQ 087 and ARQ 092; we may encounter difficulties in developing and obtaining approval for companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by our collaborators or ourselves to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be. In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Research and development revenue	$3,015	$2,275	$11,254	$15,914

Costs and expenses:
Research and development	4,290	5,337	22,271	27,555
General and administrative	2,836	3,125	12,154	12,836
Restructuring and other costs	-	(17)	1,099	650
Total costs and expenses	7,126	8,445	35,524	41,041

Loss from operations	(4,111)	(6,170)	(24,270)	(25,127)

Interest income	39	105	272	502
Interest expense	(7)	(14)	(35)	(32)
Other income	567	123	642	57
Net loss	(3,512)	(5,956)	(23,391)	(24,600)

Unrealized loss on marketable securities	(35)	(18)	(77)	(35)

Comprehensive loss	$(3,547)	$(5,974)	$(23,468)	$(24,635)

Basic and diluted net loss per share:
Net loss per share	$(0.06)	$(0.10)	$(0.37)	$(0.39)

Weighted average basic and diluted common shares outstanding	62,681	62,550	62,627	62,480

Balance sheet data (in thousands):	December 31, 2014	December 31, 2013

Cash, equivalents and marketable securities-short term	$59,208	$74,695
Marketable securities-long term	2,058	20,391
	$61,266	$95,086

Total assets	$63,394	$98,179
Notes payable	$-	$1,700
Stockholders’ equity	$40,545	$60,626